UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    October 18, 2005

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 18, 2005, the Share Owners of Kimball International, Inc. (the "Company") approved the Kimball International, Inc. 2005 Profit Sharing Incentive Bonus Plan (the "Plan"). The framework for the Plan has been in operation since prior to the Company becoming publicly traded in 1976, and the Plan approved by Share Owners contains no material changes in the framework. The following description is a brief summary of the Plan. This summary is not intended to be complete and is qualified in its entirety by reference to the Description of the Kimball International, Inc. 2005 Profit Sharing Incentive Bonus Plan included as Exhibit 10.1 to this report and incorporated herein by reference.

Executive officers and full-time salaried employees, except those covered under commission compensation programs, are eligible to participate in the Plan ("Participants"). The Plan includes profit determinations at three levels within the Company: (1) Worldwide for Company-wide performance ("Worldwide"); (2) at a Group level for certain combinations of Business Units ("Group"); and (3) at a Business Unit level for the performance of designated operations within the Company ("Business Unit"). All executive officers participate at the Worldwide or Group level, or a combination thereof.

The Plan measures profitability in terms of "economic profit", generally equal to net income less the cost of capital. The Compensation Committee (the "Committee") must approve the profitability goals ("Targets") within the first 25% of the period of service to which the Targets relate, but not later than 90 days after the commencement of that period ("Relevant Time Period"). The Committee, within the Relevant Time Period, may make adjustments for non-operating income and loss and other profit-computation elements as it deems appropriate to provide optimal incentives for eligible employees. If other adjustments are necessary beyond the Relevant Time Period, Named Executive Officers will not be eligible to receive any bonus resulting from such adjustments.

The Plan establishes potential bonus amounts as a range of percentages of the Participant's salary, with the bonus percentage increasing with higher levels of profitability. The Plan also establishes different bonus percentage ranges across several Participant categories, setting higher bonus-percentage ranges for Participants who, by virtue of their responsibilities, are expected to have a greater effect on the Company's profitability. Executive officers may earn bonuses of up to 100 percent of base salary.

At the end of the fiscal year, actual performance is compared to Target. After the Committee certifies the Targets and other conditions have been satisfied, the bonuses are generally paid in the following fiscal year in five cash installments with 50% payable in August and 12.5% payable in each of the following September, January, April and June.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 18, 2005, the Board of Directors (the "Board") of the Company approved a resolution to amend Article V: Directors, Section 1, of the By-laws of the Company. The amendment, which is effective October 18, 2005, changed the number of members that the Board shall consist of to eleven (11) members, ten (10) of whom shall be elected by holders of Class A Common Stock, voting as a class, and one (1) of whom shall be elected by holders of Class B Common Stock, voting as a class. The previous provision was that the Board of the Company shall consist of thirteen (13) members, twelve (12) of whom shall be elected by holders of Class A Common Stock, voting as a class, and one (1) of whom shall be elected by holders of Class B Common Stock, voting as a class, and was amended due to the fact that two directors departed from the Board effective October 18, 2005.  A copy of the Restated By-laws of the Company, reflecting the amendment approved on October 18, 2005, is attached hereto as Exhibit 3(ii).

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

3 (ii) Restated By-laws of Kimball International, Inc.
10.1  Description of the Kimball International, Inc. 2005 Profit Sharing Incentive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer, Treasurer

Date: October 18, 2005

Kimball International, Inc.
Exhibit Index

Exhibit No.	Description

3(ii)	Restated By-laws of Kimball International, Inc.
10.1	Description of the Kimball International, Inc. 2005 Profit Sharing Incentive Bonus Plan